                                DISTRIBUTION AGREEMENT



               PARTIES:    Active Ankle Systems, Inc.
                           AOA Division, Kirschner Medical Corporation

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                                  TABLE OF CONTENTS



ARTICLE NO.                             DESCRIPTION
----------------------------------------------------------

                1  ..........  Reference
                2  ..........  Appointment
                3  ..........  Territory and Products
                4  ..........  Sales, Marketing and Development Activities
                5  ..........  Orders, Payments and Taxes
                6  ..........  Delivery
                7  ..........  Confidential Information
                8  ..........  Warranties
                9  ..........  Indemnification, Insurance
               10  ..........  Acceptance of the Products, Inspection and Return
               11  ..........  Changes
               12  ..........  Relationship between Parties
               13  ..........  Terms and Termination
               14  ..........  Force Majeure
               15  ..........  Waiver
               16  ..........  Notices
               17  ..........  Governing Law
               18  ..........  Arbitration
               19  ..........  Entire Agreement and Modifications

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                                       EXHIBITS

               A  ..........  International Territories
               B  ..........  Products Designated for Territory
               C  ..........  Prices
               D  ..........  Active Ankle Systems Quality Manual

                                DISTRIBUTION AGREEMENT


    THIS AGREEMENT, is made as of the 3 day of January , 1995 by and between ACTIVE ANKLE SYSTEMS, INC., a Kentucky corporation ("Active Ankle"), and THE AOA DIVISION OF KIRSCHNER MEDICAL CORPORATION, a Delaware corporation ("AOA"). (AOA and Active Ankle being hereinafter sometimes called the "Parties").

                                      RECITALS:


    WHEREAS, AOA desires to market in the Territory (as hereinafter defined) products provided by Active Ankle; and

    WHEREAS, Active Ankle desires to have its products marketed and sold by AOA in said Territory;

    NOW, THEREFORE, for the mutual promises and agreements contained herein and for the other good and valuable consideration, it is agreed by and between the Parties hereto as follows:

1.  REFERENCE

    The above recitals are hereby made a part of this Agreement.

2.  APPOINTMENT

    2.01 Active Ankle hereby appoints AOA as its non-exclusive distributor in the Territory for the sale and promotion of certain Active Ankle products to primarily medically-related markets. AOA accepts such appointment and agrees that it shall at all times carry out to the best of its ability a merchandising policy designed to promote and maintain the excellence of quality and to preserve the goodwill which is now associated with the name and reputation of Active Ankle and its products.

    2.02 AOA shall have the right to appoint subdistributors in the Territory, provided that such subdistributors shall agree in writing to be subject to all the terms of this Agreement. AOA hereby agrees that it shall be responsible for all the acts and omissions of such subdistributors as if such acts and omissions had been the acts and omissions of AOA.

3.  TERRITORY AND PRODUCTS

    3.01 The term "Territory" shall mean the continental United States, Alaska, Hawaii and all U.S. possessions. Additional international territories may be added by mutual consent of the parties, such consent shall not be unreasonably withheld.

          International territories are listed in Exhibit A and may be added from time to time by amendment of this Agreement.

          The term "Product(s)" shall mean all products listed in Exhibit B and those which may be added to Exhibit B by amendment to this Agreement provided in 19.02 herein.

          Active Ankle shall have the right to stop manufacturing, stocking and selling, for any reason, any of the Products listed in Exhibit B upon 60 days written notice, without incurring any obligation or liability to AOA, unless ordered to do so by any court of competent jurisdiction, any governmental unit or other authority outside the control of Active Ankle, in which case Active Ankle shall be entitled to cease immediately. Active Ankle agrees to license AOA to manufacture and sell any discontinued Product, the terms of said license to be mutually agreed upon by the Parties during the sixty
          (60) day period prior to discontinuing the Product.

4.  SALES, MARKETING AND DEVELOPMENT ACTIVITIES

    4.01  AOA agrees:

          A. To provide adequate sales coverage and distribution of the Products in the Territory.

          B. To bring promptly to Active Ankle's attention, any information received by AOA which is likely to be of interest, use, or benefit to Active Ankle in relation to the marketing of the Products in the Territory.

          C. To establish and implement any control procedures required to conform to existing or anticipated laws or regulations covering the Products.

          D. To reimburse Active Ankle for extraordinary technical, marketing, sales and training efforts. Such extraordinary efforts shall be mutually agreed upon in advance and reimbursement shall be dependent upon the timely presentation of written proof of said expenditures.

    4.02  Active Ankle agrees:

          A. To provide reasonable technical, sales, marketing and sales training support to AOA, such support to be mutually agreed upon in advance.

          B. To provide artwork and/or the actual printed promotional materials required to promote sales of the Product in the Territory.

          C. To provide AOA with a right of first refusal to new products, such right to include consideration as the exclusive distributor of such new products in the Territory.

          D. To share in the costs associated with clinical studies involving the Product, such costs to be mutually agreed upon in advance.

          E.  To share in the costs associated with:

              1.   Conversion of AOA's current stirrup ankle brace business;
              2.   Sampling of the current Active Ankle product line;
              3. Sampling and introduction of Products developed and offered for sale during the Term of this Agreement; and
              4. Special promotional activities supporting the sale of all Active Ankle products.

          Prior to any commitments regarding the foregoing subparagraphs (A) to (E), the parties shall mutually agree in writing to any cost sharing in advance. Further, Active Ankle shall have the right to approve in advance all advertising copy and material, said approval not to be unreasonably withheld.

    4.03 The parties for the products sold by Active Ankle to AOA are listed on Exhibit C. AOA and Active Ankle agree the prices provided for herein shall be subject to change with sixty (60) days notice. Active Ankle agrees to sell to AOA at the best price and terms offered to any other Distributor of the Product and in such packaging, color, and product features as Active Ankle shall offer to any Distributor.

          Notwithstanding the foregoing, Active Ankle understands and agrees that, from time to time, AOA may include Products listed in Exhibit B in long-term product sales contracts and that such product sales contracts may include provisions to guarantee pricing for the term of the product sales contract. AOA agrees to submit product sales contract related pricing to Active Ankle for approval prior to submitting contract proposals. Active Ankle agrees that approval of pricing for product sales contracts shall not be unreasonably withheld, if commercially feasible, and that Active Ankle will not increase its cost to AOA of Products necessary to complete the obligations of the product sales contracts during the term of said contracts.

5.  ORDERS, PAYMENTS AND TAXES

    5.01 PURCHASE ORDERS. All orders for the Products shall be subject to the terms of this Agreement and made by AOA either orally or in writing (facsimile is permissible) and shall set forth (i) the identify and quantity ordered, (ii) the date of the required delivery and (iii) any other terms not inconsistent with the terms of this Agreement. All orders are subject to acceptance by Active Ankle. In the case of any oral orders made by AOA hereunder, AOA shall promptly send written confirmation of such orders to Active Ankle (facsimile is permissible). ALL SALES OF THE PRODUCTS BY ACTIVE ANKLE TO AOA SHALL BE SUBJECT TO AND IN ACCORDANCE WITH THE TERMS OF (i) THIS AGREEMENT, AS THE SAME MAY BE AMENDED BY THE PARTIES FROM TIME TO TIME, (ii) TO THE EXTENT NOT INCONSISTENT WITH THIS AGREEMENT, THE TERMS OF THE APPLICABLE AOA ORDER EXECUTED UNDER THIS AGREEMENT AS ACCEPTED BY ACTIVE ANKLE, AND
          (iii) TO THE EXTENT NOT INCONSISTENT WITH THIS AGREEMENT, THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE, AS ENACTED IN THE STATE OF KENTUCKY.

    5.02  PAYMENT.  Terms are net 30 days.

    5.03 EXTRA CHARGES. Other than late payment charges, no additional charges of any kind, including charges for boxing, packing, or cartage, taxes, import or export duties, excises, or other extras, will be allowed unless specifically agreed to in writing in advance by AOA.

    5.04 TAXES. Active Ankle's prices shall EXclude any Federal, State, or local sales, use or excise taxes levied upon, or measured by the sale, the sales price or use of the Products. All such taxes, lawfully applicable, shall be listed separately on Active Ankle's invoice, and paid by AOA. If such applicable taxes are not separately listed, Active Ankle assumes responsibility for the payment of them, and shall indemnify and hold AOA, its successors and assigns, harmless from any and all liability in connection with such taxes. Tax exemption certificates or other evidence of exemption furnished by AOA, reasonably acceptable to Active Ankle, shall be accepted by Active Ankle in lieu of such taxes.

6.  DELIVERY

    6.01 Active Ankle shall at no time be obligated to make any shipment if such action would constitute a violation of any federal, state or local laws, regulations or policies.

    6.02 Delivery shall be made F.O.B. to AOA's facility in Marlow, Oklahoma. Active Ankle shall retain ownership and responsibility for the product and any expenses until delivery to AOA's facility in Marlow, Oklahoma.

7.  CONFIDENTIAL INFORMATION

    7.01 From time to time, the parties will have access to certain Confidential Information relating to the other's business, including but not limited to the internal organization; the names and responsibilities of management, supervisory and technical employees, operating plans, research and development activities, plans for acquisitions and mergers, manufacturing and/or sales activities, technical information concerning products (except as contained in marketing or promotional literature), trade secrets, customer lists, and names of suppliers (the "Confidential Information"). The Parties covenant that they will hold all Confidential Information as fiduciaries, in strict confidence and trust for the other's benefit, and will not at any time during the term of this Agreement or thereafter disclose any Confidential Information of which it has knowledge, in whole or in part, to any third party, or use same for its own benefit or for the benefit of any third party without the prior written consent of a duly authorized officer of the other. During the term of this Agreement, the Parties will be permitted, however, to disclose such part of the Confidential Information to those of its employees and/or agents as is necessary to be known by them to assist or enable the Parties to perform their respective services and obligations under this Agreement. At either Party's request, the other Party will furnish the names of the employees and agents to whom Confidential Information has been disclosed, the extent of such disclosure, and copies of any written agreements with those employees and agents. Both Parties will make a good faith attempt to administer and enforce all such written agreements with its employees and agents.

          A.  EXCEPTIONS

              The above restrictions on disclosure of Confidential Information shall not apply:

              1. To the extent that any information imparted was in the possession of the disclosing party prior to disclosure.

              2. To the extent that the idea or information disclosed is already in the public domain or shall thereafter fall within the public domain without fault on the part of the disclosing party; or

              3. If the right to use such information shall be validly obtained through or disclosure from a third party not bound by any confidential relationship.

          B.  RETURN OF CONFIDENTIAL INFORMATION

              Upon either Party's written demand or upon expiration or termination of this Agreement, whether or not separate written demand has been made, the other Party will return promptly all Confidential Information to the other Party to the extent held in written, graphic or other tangible form, and all copies, summaries, notes and other write-ups thereof.

8.  WARRANTIES

    8.01 AOA shall have the right to all buyer's remedies and seller's warranties to the fullest extent provided under the Uniform Commercial Code as enacted in the State of Maryland, including, but not limited to, warranties of merchantability and fitness for a particular purpose. Notwithstanding the foregoing, in no event shall Active Ankle be liable to AOA for special, incidental or consequential damages.

9.  INDEMNIFICATION, INSURANCE

    9.01 Active Ankle shall indemnify AOA and the customers of AOA against any liability arising from claims of patent, trademark or copyright infringement on account of any composition, process, invention, or article used or furnished by Active Ankle in the performance of this Agreement, including, but not limited to, patents or processes for the manufacturing, sale and delivery of the goods. Active Ankle shall defend any action brought against AOA for any claim, shall bear all costs, expenses and reasonable attorneys fees of AOA in the defense of any such action, and Active Ankle shall pay any judgment that may be awarded against AOA.

          AOA shall cooperate with Active Ankle in every regard implied by the foregoing including but not limited to making its executives and employees available to Active Ankle as reasonably required for the purposes of preparation for the defense of any claims and participation at the disposition, at trial, etc. The foregoing to be without cost to Active Ankle except for actual direct out-of-pocket expenses incurred by AOA, and to the extent indicated in paragraph one hereof, solely as it relates to such defense.

    9.02 Active Ankle shall indemnify and hold AOA, its successors and assigns, harmless against all loss on account of claims of injuries to persons or damage to property based in whole or in part upon a defect in the Products or from any act or omission of Active Ankle, its agents, employees and subcontractors related to the Products. Further, Active Ankle agrees to indemnify and hold harmless AOA, its successors and assigns, against any and all claims, liabilities, costs and expenses (including, but not limited to, court costs, reasonable attorney's fees, inspectors' fees, or costs of testing if the cost of such testing is approved by an officer of Active Ankle in advance) incurred by AOA in connection with or related to any recall, inspection, tests, replacement or correction of the Products or any and all parts or equipment in which the Products are incorporated when such recall, inspection, tests, replacement or correction result from or are related to, in whole or in part, a defect or alleged defect in the Products.

    9.03 The Parties shall each carry, maintain and keep in force during the term of this Agreement, all such insurance, including product liability coverage, as may be reasonably necessary to guarantee performance by each party of its obligations to protect the other's interest. The Parties will provide each other with proof of such insurance.

10. ACCEPTANCE OF THE PRODUCTS, INSPECTION AND RETURN

    10.01 Acceptance of the Products shall take place at the time when such Products have been delivered to AOA and have passed AOA's inspection and tests of the Products by AOA which may at AOA's option be made at Active Ankle's plant and/or the point of destination. The inspection criteria upon which acceptance shall be based is contained in Exhibit D, Active Ankle Systems Quality Manual. Acceptance of all or any part of any shipment of the Products by AOA shall not relieve Active Ankle from any of its obligations and warranties hereunder, nor will acceptance of any part of any shipment bind AOA to accept future shipments or deprive AOA of any right which it may have to return goods already accepted. Acceptance of all or any part of any shipment shall not be deemed a waiver of AOA's right either to cancel or to return all or any portion of the Products because of failure to conform to the order as accepted by Active Ankle or by reason of defects, latent or patent, or other breach of warranty, or to make any claim for damages, suffered by AOA as a result of any default of Active Ankle hereunder.

    If inspection discloses that any part of any shipment of the Products received is not in accordance with AOA's order as accepted by Active Ankle or if any of the Products fail to meet the warranties contained in Paragraph 8 hereof, Active Ankle, upon notice thereof from AOA, shall promptly correct or replace the same at Active Ankle's expense. If Active Ankle shall fail to do so, AOA may cancel the order in question as to all such Products. After notice to Active Ankle, all such Products will be held at Active Ankle's risk. AOA may, and at Active Ankle's direction shall, return such goods to Active Ankle at Active Ankle's risk, and all transportation and handling charges, both to and from the original destination, shall be paid by Active Ankle. Any payment for such Products shall be refunded by Active Ankle unless Active Ankle promptly corrects or replaces the same at its expense. Return of any nonconforming Products by AOA shall not be deemed a waiver of any right or remedy which AOA may have as a result of or in connection with the existence of such defect or defects.

    If, during the term of this Agreement, AOA receives a defective Product from Active Ankle, or sells and delivers to a third party a defective Product from its inventory which is subsequently returned to AOA by such third party for replacement, then AOA shall immediately notify Active Ankle. AOA shall return the defective Product to Active Ankle, freight collect. If Active Ankle shall determine that the Product forwarded to it by AOA was, in fact, defective by reason of improper workmanship or material, Active Ankle shall replace such Product or, at Active Ankle's option, credit AOA's account in an amount equal to the purchase price paid by AOA for such Product. Notwithstanding the foregoing, however, at no time shall AOA accept or receive from any other third party any part taken or removed from a Product for which a claim is being made under Active Ankle's products warranty. In the event AOA encounters any attempt to return such a part, AOA shall notify the returning party to contact Active Ankle directly for such part's repair or replacement.

    Notwithstanding the foregoing, AOA shall not return any Products for credit without obtaining prior authorization from Active Ankle, said authorization shall not be withheld in those instances where Products received are not in accordance with AOA's order as accepted by Active Ankle or where Products failed to meet warranties referenced in the preceding paragraph and more fully described in Paragraph 8 hereof or in instances of customer dissatisfaction after AOA has unsuccessfully made a good faith effort to overcome the customer's objections.

11. CHANGES

    11.01 AOA shall have the right by written notice to cancel or change any order given to Active Ankle hereunder subject to Active Ankle's acceptance.

    11.02 In the event of cancellation of any particular order, which cancellation has been accepted by Active Ankle, AOA shall be responsible and liable only for the price of the Products accepted prior to such notice plus the actual and reasonable costs incurred by Active Ankle prior to notice of cancellation with respect to the Products cancelled.

    11.03 In the event of a modification of any particular order by AOA (including, but not limited to, a change in the quantity of the Products ordered), which modification has been accepted by Active Ankle, AOA shall be responsible and liable only for the price of the Products accepted plus the actual and reasonable costs incurred by Active Ankle to accomplish such modification. Any increase in the price of the Products resulting from modification of such order is subject to the prior approval of AOA.

12. RELATIONSHIP BETWEEN PARTIES

    12.01 AOA agrees that in all matters relating to this Agreement, it shall be acting as an independent contractor and shall bear all of its expenses in connection with this Agreement. It shall not have any authority to assume or create any obligation, express or implied on behalf of Active Ankle. AOA shall not make quotations or representations of any kind in the name of Active Ankle, but shall in all cases use its own name.

13. TERMS AND TERMINATION

    13.01 The basic term of this Agreement shall be for a period of three (3) years from the effective date of this Agreement. Thereafter, this Agreement shall be renewed automatically for a period of two (2) years unless a party to this Agreement terminates this Agreement by providing the other party with written notice of such election at least 120 days in advance of such renewal date.

    13.02 Notwithstanding the provisions of 13.01 hereof, either party may terminate this Agreement by providing written notice (together with thirty [30] days in which to cure) if the other party materially breaches or fails to observe or perform any material term or condition of this Agreement.

    13.03 Notwithstanding the provisions of 13.01 or 13.02 hereof, this Agreement shall terminate immediately upon written notice to the other party in the event that such other party shall have (i) made a general assignment for the benefit of creditors, or (ii) filed or had filed against it a petition seeking the reorganization, arrangement, composition, adjustment, liquidation, or dissolution of such party, or seeking similar relief under any other statute, law, or regulation, or seeking the appointment of a trustee, receiver, assignee, liquidator or similar officer for a material part of its properties. No exercise by either party of any right of termination will constitute a waiver of any right of such party for recovery of any money then due to it hereunder or any other right or remedy such party may have by law or by this Agreement.

    13.04 Termination of this Agreement in accordance with the foregoing provisions will not affect the rights and obligations of the Parties with respect to the right of either party to complete any and all contracts for the sale of Products it may then have upon its books or that it has become obligated for, and each such party may work up and sell such uncompleted Products as it may have on hand at such termination date; provided, however, that all such contracts and such sales must be completed within one (1) year after such termination or cancellation. Nothing contained in this paragraph shall obligate Active Ankle to provide goods or services of any kind whatsoever after the date of termination.

    13.05 Upon termination of this Agreement, AOA shall return to Active Ankle any unused promotional materials supplied by Active Ankle.

14. FORCE MAJEURE

    14.01 Neither party hereto shall be liable to the other hereunder because of its failure to perform, or delay in the performance of, any of its obligations hereunder if such a failure or delay is caused by circumstances beyond its reasonable control, including but not limited to, acts of God or the public enemy, strikes, lockouts, or other labor trouble, fire, explosions, flood, war, insurrection, riots, sabotage or failure of supply of fuel, electric power, raw materials, or manufactured products or equipment.

15. WAIVER

    15.01 The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provisions thereof, nor shall any delay or omission on the part of either party in exercising or availing itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

16. NOTICES

    16.01 All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                   ACTIVE ANKLE SYSTEMS, INC.
                   Attn: Gary G. Herzberg
                   451 Baxter Avenue
                   Louisville, KY 40204
                   Facsimile: (502) 585-1142

                   AOA DIVISION
                   KIRSCHNER MEDICAL CORPORATION
                   Attn: Warren M. Gitt
                   9690 Deereco Road, Suite 600
                   Timonium, Maryland 21093
                   Telephone: (410) 560-3333
                   Facsimile: (410) 560-3376

17. GOVERNING LAW

    17.01 All questions arising in connection with this Agreement shall be governed by and construed according to the laws of the State of Kentucky, without giving affect to the conflict of law provisions thereof.

18. ARBITRATION

    18.01 Any dispute or controversy arising out of or relating to this Agreement or any agreement related hereto shall be settled in accordance with commercial arbitration rules of the American Arbitration Association ("AAA"), then obtaining before a panel of three arbiters. The proceeding shall take place in Indianapolis, Indiana. The cost of administering the arbitration and the fees and expenses of the AAA shall be borne equally by the Parties hereto. Each party shall bear the cost of its own legal fees incurred during the course of the arbitration. The award rendered in said arbitration shall be final and binding upon the Parties and judgment thereon may be entered in any court having jurisdiction thereof.

19. ENTIRE AGREEMENT AND MODIFICATIONS

    19.01 This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter.

    19.02 No modification, variations, amendments or supplements to this Agreement shall be effective for any purpose whatsoever unless reduced to writing and signed by each party. Approvals or consent hereunder of the party shall also be in writing.

    19.03   Exhibits A, B, C and D form an integral part of this  Agreement.

    IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of each of the Parties as of the day and year first above written.

ATTEST                  AOA DIVISION
                        KIRSCHNER MEDICAL CORPORATION


                        BY:
---------------------      --------------------------
                                   Warren M. Gitt




ATTEST                  ACTIVE ANKLE SYSTEMS, INC.

                        BY:
---------------------      --------------------------
                                 Gary G. Herzberg

                                      EXHIBIT A


                              INTERNATIONAL TERRITORIES



                                       Austria
                                       Canada
                                       China
                                       Germany
                                       Hong Kong
                                       Italy
                                       Mexico
                                       Switzerland
                                       Taiwan R.O.C.

                                      EXHIBIT B


                           ACTIVE ANKLE PRODUCTS DESIGNATED
                          FOR DISTRIBUTION IN THE TERRITORY



CATALOG NO.        DESCRIPTION


 1750              Active Ankle Acute
 1752              Active Ankle Trainer
 1750-40           Bubbleflex Pads (Pair)
 1752-40           Neoprene Pads (Pair)
 1750-30           Acute Overhaul Kit
 1752-30           Trainer Overhaul Kit
 1755              Active Ankle CF Pro

                                      EXHIBIT C

                                      EXHIBIT D




                                 ACTIVE ANKLE SYSTEMS
                                    QUALITY MANUAL